As filed with the Securities and Exchange Commission on October 12, 2007
Registration No. 333-125069

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMNIVISION TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0401990
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
1341 Orleans Drive, Sunnyvale, CA 94089 (408) 542-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Shaw Hong
1341 Orleans Drive, Sunnyvale, CA 94089 (408) 542-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Y. Vicky Chou	Warren T. Lazarow, Esq.
OmniVision Technologies, Inc.	O’Melveny & Myers LLP
1341 Orleans Drive	2765 Sand Hill Road
Sunnyvale, California 94089	Menlo Park, California 94025
Telephone: (408) 542-3000	Telephone: (650) 473-2600
Facsimile: (408) 542-3001	Facsimile: (650) 473-2601

TERMINATION OF REGISTRATION
The Registration Statement on Form S-3 (Registration No. 333-125069) (the “Registration Statement”) of OmniVision Technologies, Inc., a Delaware corporation (“OmniVision” or the “Registrant”), pertaining to the registration of 514,967 shares of common stock of OmniVision, par value $0.001 per share (the “OmniVision Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 19, 2005.
OmniVision, Ski-Jump Acquisition Corp., a wholly owned subsidiary of OmniVision, R.C. Mercure Jr., W. Thomas Cathey, Jr., Edward Dowski, Jr., CDM Optics, Inc. (“CDM Optics”) and R.C. Mercure Jr., as representative of the CDM Optics Securityholders, entered into an Agreement and Plan of Merger dated as of March 25, 2005 (the “Merger Agreement”), pursuant to which OmniVision acquired CDM Optics (the “Merger”). As a result of the Merger, selling stockholders (which term as used herein includes their respective pledgees, donees, transferees or other successors-in-interest) acquired shares of OmniVision’s common stock. OmniVision filed the Registration Statement to register for resale the OmniVision Common Stock acquired through the Merger Agreement.
OmniVision’s contractual obligation to maintain the effectiveness of the Registration Statement has expired. Accordingly, pursuant to an undertaking made by OmniVision in the Registration Statement, OmniVision hereby removes from registration all of the shares of OmniVision Common Stock registered under the Registration Statement that remain unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on October 12, 2007.

OmniVision Technologies, Inc.
October 12, 2007	/s/ Peter V. Leigh
Peter V. Leigh
Chief Financial Officer (Principal Financial and Accounting Officer)